EXHIBIT 10.2

UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In re:	§
§
BLAST ENERGY SERVICES, INC.	§	Case No. 07-30424-H4-11
§
EAGLE DOMESTIC DRILLING	§	Case No. 07-30426-H4-11
OPERATIONS LLC	§
Debtors	§	Jointly Administered Chapter 11
	§	under Case No. 07-30424-H4-11

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
BLAST ENERGY SERVICES, INC., DEBTOR AND
EAGLE DOMESTIC DRILLING OPERATIONS LLC, DEBTOR

Dated: September 11, 2007

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION	1
1.1	“Administrative Claim”	1
1.2	“Administrative Claims Bar Date”	1
1.3	“Administrative Expense”	1
1.4	“Affiliate”	2
1.5	“Allowed”	2
1.6	“Allowed Amount”	3
1.7	“Asset Purchase Agreement”.	3
1.8	“Ballot”	3
1.9	“Bankruptcy Code”	3
1.10	“Bankruptcy Court”	4
1.11	“Bankruptcy Rules”	4
1.12	“Bar Date”	4
1.13	“Berg McAfee”.	4
1.14	“Business Day”	4
1.15	“Cash”	4
1.16	“Chapter 11 Costs”	4
1.17	“Claim”	4
1.18	“Class”	4
1.19	“Collateral Agreements”.	4
1.20	“Common Stock”	5
1.21	“Confirmation” or “Confirmation of the Plan”	5
1.22	“Confirmation Date”	5
1.23	“Confirmation Hearing”	5
1.24	“Confirmation Order”	5
1.25	“Convenience Claim”	5
1.26	“Convertible Preferred Stock”.	5
1.27	“Corporate Documents”	5
1.28	“Creditors Committee”	5
1.29	“Debtors” or “Debtors-in-Possession”	6
1.30	“DIP Loan”	6
1.31	“Directors”.	6
1.32	“Disallowed”	6
1.33	“Disbursing Agent”	6
1.34	“Discharge Injunction”	6
1.35	“Disclosure Statement”	6
1.36	“Disputed Claim”	6
1.37	“Disputed Claims Reserve”	7
1.38	“Distribution Date”	7
1.39	“Effective Date”	8
1.40	“Entity”	8
1.41	“Estates”	8
1.42	“Existing Equity Interests”	8

i

1.43	“Final Order”	8
1.44	“Hallwood Litigation”.	9
1.45	“Injunction”	9
1.46	“Intercompany Claims”	9
1.47	“Interest”	9
1.48	“Investor”.	9
1.49	“Laurus”	9
1.50	“Laurus Collateral”	9
1.51	“Laurus Lien”	9
1.52	“Laurus Retained Claim”.	10
1.53	“Laurus Retained Claim Documents”.	10
1.54	“Laurus Secured Debt”	10
1.55	“Lien”	10
1.56	“Net Proceeds”	10
1.57	“Person”	10
1.58	“Petition Date”	10
1.59	“Plan”	11
1.60	“Plan Documents”	11
1.61	“Priority Claim”	11
1.62	“Priority Tax Claim”	11
1.63	“Private Placement Agreements”	11
1.64	“Proof of Claim”	11
1.65	“Pro Rata”	11
1.66	“Quicksilver Litigation”	12
1.67	“Rejected Executory Contracts”	12
1.68	“Reorganization Cases”	12
1.69	“Reorganized Debtor” or “Reorganized Blast” or “Reorganized Eagle”	12
1.70	“Rigs”	12
1.71	“Sale Order”	12
1.72	“Schedules”	13
1.73	“Secured Claim”	13
1.74	“Settlement Agreement”	13
1.75	“Tax-Qualified Plan”	13
1.76	“Timely Filed”	13
1.77	“United States Trustee”	14
1.78	“Unsecured Claim”	14

ARTICLE 2 TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS	14
2.1	Administrative Claims	14
2.2	Priority Tax Claims	14
2.3	Berg McAfee DIP	15

ARTICLE 3 CLASSIFICATION OF CLAIMS AND INTERESTS	15
3.1	Generally	15
3.2	Unclassified Claims	16

3.3	Classes	16

ARTICLE 4 TREATMENT OF CLAIMS AND INTERESTS
4.1	Unclassified Claims	18
4.2	Classes of Claims and Interests.	18

ARTICLE 5 TREATMENT OF EXECUTORY CONTRACTS, AND UNEXPIRED LEASES
5.1	Assumption and Rejection of Unexpired Leases and Executory Contracts	23
5.2	Continuation of Employee Compensation and Benefit Programs.	23
5.3	Rejection Damages Claims	23
5.4	Assumption Claims	24
5.5	Employee Benefit and Welfare Programs	24

ARTICLE 6 ACCEPTANCE OR REJECTION OF THE PLAN
6.1	Each Impaired Class Entitled to Vote Separately	25
6.2	Acceptance By Impaired Classes of Claims	25
6.3	Acceptance By Impaired Class of Interests	25
6.4	Presumed Acceptance of Plan	25
6.5	Cramdown	26

ARTICLE 7 CONDITIONS TO CONFIRMATION AND EFFECTIVENESS; REQUIRED NOTICES
7.1	Conditions to Confirmation	26
7.2	Conditions to Effectiveness	27
7.3	Effect of Nonoccurrence of Conditions to Effective Date	28
7.4	Notice to Bankruptcy Court	28

ARTICLE 8 DESCRIPTION OF SECURITIES ISSUED UNDER PLAN
8.1	Convertible Preferred Stock.	29
8.2	Creditor Stock.	30
8.3	Newly Authorized Blast Common Stock	30
8.4	Eagle Junior Secured Note	30
8.5	Blast Junior Secured Note	32
8.6	Management Warrants	33

ARTICLE 9 MEANS FOR IMPLEMENTATION OF THE PLAN
9.1	Substantive Consolidation	34
9.2	Conversion of Blast	34
9.3	Revesting of Assets	34
9.4	Management Contracts	35
9.5	Effectuating Documents	35
9.6	Initial Directors of Reorganized Blast	35
9.7	Management of Reorganized Blast and Reorganized Eagle	35
9.8	Authority to Prosecute or Settle Litigation	36
9.9	Further Authorizations	36

9.10	Transfer Taxes	36
9.11	Payment of United States Trustee’s Fees	37
9.12	Recordable Order	37
9.13	Effectuating Documents and Further Transactions	37
9.14	Limited Liability Company and Corporate Action	37
9.15	Dissolution of Committees	37
9.16	Survival of Indemnification Obligations	38
9.17	Compromise and Settlement	38

ARTICLE 10 INJUNCTIONS, RELEASES AND DISCHARGE
10.1	Discharge and Release	39
10.2	Discharge Injunction	39
10.3	Discharge of Disallowed Claims and Disallowed Interests	39
10.4	Releases of Officers and Directors.	40
10.5	Exoneration	40

ARTICLE 11 MATTERS INCIDENT TO PLAN CONFIRMATION
11.1	Term of Certain Injunctions and Automatic Stay.	42
11.2	No Liability for Tax Claims	42
11.3	Compliance with Tax Requirements	43

ARTICLE 12 PROVISIONS GOVERNING DISTRIBUTIONS AND RESOLUTION OF DISPUTED CLAIMS
12.1	Plan Distributions	43
12.2	Interest on Claims	43
12.3	Unclaimed Property	43
12.4	Withholding of Taxes	44
12.5	Disputed Claims and Determination of Disputed Claims	44
12.6	Objection Deadline	44
12.7	Prosecution of Objections	45
12.8	Distribution Reserve	45
12.9	Distribution After Resolution of Disputed Claims	46

ARTICLE 13 RETENTION OF JURISDICTION
13.1	Jurisdiction	46
13.2	General Retention	46
13.3	Specific Purposes	47
13.4	Failure of Bankruptcy Court to Exercise Jurisdiction	49

ARTICLE 14 MISCELLANEOUS
14.1	Revocation of Plan	49
14.2	Modification of Plan	50
14.3	Modification of Payment Terms	50
14.4	Section 1145 Exemption	50
14.5	Entire Agreement	51
14.6	Severability	51
14.7	Rules of Construction	51

14.8	Successors and Assigns	51
14.9	Headings	52
14.10	Administrative Claims Bar Date	52
14.11	Governing Law	52
14.12	Consent to Jurisdiction	52
14.13	Setoffs	52
14.14	Non-Debtor Waiver of Rights	53
14.15	Professional Fees	53
14.16	Filing of Additional Documents	53
14.17	Notices	54

Annex 1                      Eagle Junior Secured Note
Annex 2                      Blast Junior Secured Note

v

DEBTORS’ FIRST AMENDED JOINT PLAN OF REORGANIZATION

This First Amended Joint Plan of Reorganization is proposed by Blast Energy Services, Inc., Debtor (“Blast”) and Eagle Domestic Drilling Operations LLC, Debtor (“Eagle”) for reorganization of their financial affairs pursuant to chapter 11 of the Bankruptcy Code.  The Plan is facilitated by, and submitted in connection with, the compromise and settlement of several of the Claims that were being asserted against Blast and Eagle as well as a $3,000,000 private placement of preferred equity described below. The satisfaction of these Claims will be accomplished by the integration of the terms of the Settlement Agreement and the Sale Order in this Plan, sale of certain of Eagle’s assets and the compromise and settlement of certain Claims and Interests as more fully described below. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO READ WITH CARE THIS PLAN, INCLUDING, IN PARTICULAR, THE CONDITIONS PRECEDENT TO THE CONFIRMATION OF THE PLAN (set forth in Article 3 below), AND, WHEN APPROVED, THE DEBTORS’ JOINT DISCLOSURE STATEMENT IN EVALUATING HOW THIS PLAN WILL AFFECT THEIR CLAIMS OR INTERESTS.

I.

DEFINITIONS AND RULES OF CONSTRUCTION

Unless the context requires otherwise, the following terms shall have the following meanings when used with the initial letter capitalized.  Such meanings shall be equally applicable to both the singular and plural forms of such terms.  Any term used in capitalized form that is not defined herein but that is defined in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning ascribed to such term by the Bankruptcy Code or the Bankruptcy Rules (with the Bankruptcy Code controlling in the case of a conflict or ambiguity).  The rules of construction set forth in section 102 of the Bankruptcy Code shall apply in construction of the Plan Documents.  All references to the “Plan” herein shall be construed, where applicable, to include references to this Plan and all of its exhibits, appendices, schedules, and annexes (and any amendments hereto and thereto made in accordance with the Bankruptcy Code).

A. “Administrative Claim”
 means any claim for the payment of an Administrative Expense.
B. “Administrative Claims Bar Date”
 means that date established pursuant to Article 14.10 of the Plan, as may be extended from time to time by order of the Bankruptcy Court, as the deadline for filing Administrative Claims.

C. “Administrative Expense”
 means (a) any cost or expense of administration as defined by section 503(b) of the Bankruptcy Code (b) any fee or charge assessed against an Estate under 28 U.S.C. § 1930, and (c) any Claim allowed pursuant to 11 U.S.C. § 503.
D. “Affiliate”
 shall have the meaning in section 101(2) of the Bankruptcy Code.
E.  “Allowed”
 means when used in respect of a Claim, Interest or Administrative Expense, or a group thereof, (a) such amount of the Claim, Interest or Administrative Expense or group thereof which is (i) determined and allowed by a Final Order pursuant to 11 U.S.C. §§ 502 or 503, as applicable, (ii) allowed under the Plan, or (iii) allowed under a stipulation or settlement with the Reorganized Debtor entered into after the Effective Date; and (b) if not “Allowed” in accordance with subsection (a) above, a Claim, Interest or Administrative Expense that has not been Disallowed and is not subject to a pending objection, also will be deemed “Allowed” as follows:
if no proof of Claim or Interest has been Timely Filed, (A) a Claim also is deemed “Allowed” in the amount and of the type of the Claim or group of Claims which have been scheduled by the Debtor in its Schedules as liquidated in amount and not disputed or contingent and (B) an Interest also is deemed “Allowed” in the number and of the type of the Interests which have been listed by the Debtor in its List of Equity Security Holders; or
if a proof of Claim or Interest is Timely Filed, (A) a Claim also is deemed “Allowed” in the amount and of the type of the Claim or group of Claims reflected in the proof(s) of Claim and (B) an Interest also is deemed “Allowed” in the number and of the type of the Interest or group of Interests reflected in the proof(s) of Interest, provided however, (C) until, but only until, the Objection Deadline, (x) a Claim will be deemed a Disputed Claim, and not be deemed “Allowed” under this subsection, unless there exists a corresponding Claim of the same type listed in the Debtor’s Schedules (and only up to the amount listed in the Debtor’s Schedules), which is not listed as disputed, contingent, or unliquidated, and (y) an Interest will be deemed a Disputed Claim, and not be deemed “Allowed” under this subsection, unless there exists a corresponding Interest of the same type listed in the  Debtor’s List of Equity Security Holders (and only up to the number listed); and

an Administrative Expense shall be deemed “Allowed” if (A) either incurred in the ordinary course of business or a request for payment of the Administrative Expense is Timely Filed, and (B) the Reorganized Debtor elects to pay it, provided that (C) the Reorganized Debtor does not object to it by the Objection Deadline.
F. “Allowed Amount”
 means the amount at which a Claim is Allowed.
G. “Asset Purchase Agreement” means that certain agreement dated May 14, 2007, whereby, among other things, Eagle agreed to convey all of its right, title and interest in the Rigs to Laurus or its assignee, which conveyance resulted in the partial satisfaction of the Laurus Secured Debt.
H.  “Ballot”
 means the ballot distributed to holders of Claims or Interests entitled to vote on the Plan.
I. “Bankruptcy Code”
 means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as in effect on the Petition Date, together with all amendments and modifications thereto as subsequently made applicable to the Reorganization Cases.

J. “Bankruptcy Court”
 means the United States Bankruptcy Court for the Southern District of Texas, Houston Division or such other court as may have jurisdiction over the Reorganization Cases.
K. “Bankruptcy Rules”
 means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as in effect on the Petition Date, together with all amendments and modifications thereto which were subsequently made applicable to the Reorganization Cases.
L. “Bar Date”
 means June 19, 2007.
M. “Berg McAfee” means the Berg McAfee Companies LLC, its designee and/or any third party investor participating with the Berg McAfee in this Plan.

N. “Business Day”
 means any day other than a Saturday, Sunday or legal holiday (as such term is defined in Bankruptcy Rule 9006(a)).
O. “Cash”
means lawful currency of the United States of America and its equivalents.
P. “Chapter 11 Costs”
 means the Allowed Claims of all professionals employed in the Reorganization Cases and the Debtors’ cases under chapter 11 of the Bankruptcy Code pursuant to sections 327, 328 or 1103 of the Bankruptcy Code relating to services incurred after the Petition Date and prior to and including the Effective Date.
Q. “Claim”
 shall have the meaning ascribed to such term in section 101(5) of the Bankruptcy Code.
R. “Class”
 means a category of Claims or Interests, as classified in Article 3 of the Plan.
S. “Collateral Agreements” means all documents required for the granting and perfection of the security interests relating to the Eagle Junior Secured Notes and the Blast Junior Secured Notes, which will include a collateral agent agreement, among other things.

T. “Common Stock” means the shares of authorized common stock of Blast par value of $0.001

U. “Confirmation” or “Confirmation of the Plan”
 means the approval of this Plan by the Bankruptcy Court at the Confirmation Hearing.
V. “Confirmation Date”
 means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court.
W. “Confirmation Hearing”
 means the hearing(s) which will be held before the Bankruptcy Court in which the Debtors will seek Confirmation of this Plan.
X. “Confirmation Order”
 means the order of the Bankruptcy Court confirming the Plan.
Y. “Convenience Claim”
 means any Allowed Unsecured Claim otherwise entitled to treatment under Class 5 or Class 6 of the Plan, which is $10,000 or less when aggregated with all other Unsecured Claims of such holder, or, in the alternative, is reduced by election of such holder on such holder’s Ballot, together with all other Unsecured Claims of such holder, to an aggregate Unsecured Claim of $10,000. No Convenience Claim shall exceed $10,000.
Z. “Convertible Preferred Stock” means the preferred stock to be issued to the Investor pursuant to the terms of the Private Placement Agreements and this Plan.

AA.  “Corporate Documents”
 means the constituent organizational documents of any Debtor or a Reorganized Debtor, including, but not limited to, certificates of incorporation, bylaws, or limited liability company agreements.
BB. “Creditors Committee”
 means the Official Committee of Unsecured Creditors appointed by the United States Trustee in the Reorganization Cases.

CC. “Debtors” or “Debtors-in-Possession”
 means Blast Energy Services, Inc. and Eagle Domestic Drilling Operations LLC or either of them.
DD. “DIP Loan”means the secured loan made by Berg McAfee to the Debtors pursuant to section 364(d)(1) of the Bankruptcy Code.
EE. “Directors” means, and includes, each person who was a member of the Blast board of directors on the Petition Date.
FF.  “Disallowed”
 means, with respect to a Claim, Interest, Administrative Expense, or portion thereof, that it is determined by a Final Order that the Claim, Interest, Administrative Expense or portion thereof is not allowed under 11 U.S.C. §§ 502 or 503.
GG. “Disbursing Agent”
 means Reorganized Blast or, as the case may be, any Person designated by the Debtors or Reorganized Blast to make distributions required under the Plan.
HH. “Discharge Injunction”
 means the injunction described in Article 10.2 of the Plan.
II. “Disclosure Statement”
 means the Disclosure Statement with Respect to this Plan including all exhibits, appendices, schedules, and annexes attached thereto, as submitted by the Debtors pursuant to section 1125 of the Bankruptcy Code and approved by the Bankruptcy Court, as such Disclosure Statement may be amended, supplemented, or modified from time to time.
JJ. “Disputed Claim”
 means (a) a Claim, Interest or Administrative Expense that is subject to a pending objection; or (b) until the Objection Deadline, a Claim for which a corresponding Claim has not been listed in the Debtor’s Schedules or for which the corresponding Claim is listed in the Debtor’s Schedules with a differing amount (to the extent of such difference), with a differing classification, or as disputed, contingent, or unliquidated, a Claim which a Debtor in good faith believes is held by a holder either (A) from which property is recoverable by the applicable Debtor under any of Bankruptcy Code §§ 542, 543, 550 or 553 or (B) that is a transferee of a transfer avoidable under Bankruptcy Code §§ 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) unless the holder has paid the amount, or turned over any such property for which such holder is liable under the terms of Bankruptcy Code §§ 522(i), 542, 543, 550, or 553; and
an Interest for which a corresponding Interest has not been listed in the Debtor’s List of Equity Security Holders or has been listed in a different number (to the extent of such difference).
KK. “Disputed Claims Reserve”
 shall mean one or more interest bearing accounts to be established and held in trust by the Disbursing Agent for the purpose of holding Cash that would otherwise have been distributed with respect to Disputed Claims if such Claims were Allowed.
LL. “Distribution Date”
 means, when used with respect to an Allowed Claim, the date which is as soon as reasonably practicable after the latest of:  (a) the Effective Date, (b) the date on which such Claim is due and owing in accordance with its terms or as provided for in any Plan Document, or (c) the first Business Day of the next calendar quarter after the date upon which the Claim becomes Allowed, unless the Claim becomes Allowed within fifteen (15) Business Days before the first Business Day of the next calendar quarter, in which case the Distribution Date shall be the first Business Day of the next succeeding calendar quarter; provided, however, that the Disbursing Agent shall have the authority, in its sole discretion, to make earlier distributions if deemed appropriate by it.

MM. “Effective Date”
 means, and shall occur on, the first Business Day immediately following the first day upon which all of the conditions to occurrence of the Effective Date contained in Article 7.2 of the Plan have been satisfied or waived.
NN. “Entity”
 means any corporation, general or limited liability partnership, limited liability company, joint venture, association, governmental agency or body, or unincorporated group or body.
OO.  “Estates”
 means the estates created for the Debtors by section 541 of the Bankruptcy Code upon the commencement of the Reorganization Cases.
PP. “Existing Equity Interests”
 means the issued and outstanding capital stock of Blast, and any warrants or options to purchase such capital stock or conversion rights with respect thereto, or the limited liability member interests in Eagle as of the Effective Date.
QQ.  “Final Order”
 means (1) an order of the Bankruptcy Court as to which the time to appeal, petition for writ of certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for writ of certiorari, or other proceedings for reargument or rehearing shall then be pending or, (2) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or such writ of certiorari shall have been denied and the time to take any further appeal, to petition for writ of certiorari or to move for reargument or rehearing shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure may be filed with respect to such order.

RR. “Hallwood Litigation” means the court proceedings ongoing between Hallwood Energy and Hallwood Petroleum against Eagle Domestic Drilling Operations LLC pertaining to an early termination and resulting breach of two IADC standard form drilling contracts, and any counterclaims asserted or to be asserted by Eagle.
SS. “Injunction”
 means any of the injunctions granted under the terms of Article 10 of the Plan and any injunction contained in the Confirmation Order.
TT. “Intercompany Claims”
 means Claims by and between Blast and Eagle.
UU. “Interest”
 means any equity interest in the Debtors within the meaning of section 101(16) of the Bankruptcy Code.
VV. “Investor” means the Persons or Entities that subscribe to the Private Placement Agreements, purchases the Convertible Preferred Stock and provides the exit funding contemplated by the Private Placement Agreements.
WW. “Laurus” means Laurus Master Fund, Ltd.
XX. “Laurus Collateral” means those assets of the Debtors that are described and defined as collateral for Laurus in (i) the pre-petition debt and security agreements, including the Master Security Agreement, dated as of August 25, 2006, by and between the Debtors and Laurus and (ii) the Settlement Agreement and the Sale Order, and which collateral includes, without limitation, the Hallwood Litigation and the Quicksilver Litigation and any recoveries or proceeds thereof.
YY. “Laurus Lien” means the Lien on the Laurus Collateral that is retained by Laurus pursuant to the terms of the Settlement Agreement and Sale Order and which will remain as a first priority fully perfected Lien on such assets of the Reorganized Debtors after the Effective Date as security for the payment in full of the Laurus Retained Claim, subject to the limitations and carve-outs set forth in the Sale Order.

ZZ. “Laurus Retained Claim” has the meaning ascribed to such term in Section 4.2(ii) of the Plan.
AAA. “Laurus Retained Claim Documents” means such collateral and perfection documents as required by Laurus to further document, perfect, confirm, continue, enforce or protect the Laurus Lien.
BBB. “Laurus Secured Debt” means the debt obligation owed by the Debtors to Laurus pursuant to loan documents executed by the Debtors on or about August 25, 2006 and which was Allowed as a first priority secured claim against the Debtors in its full amount by order of the Court entered on March 2, 2007.
CCC. “Lien”
 means, with respect to any asset or property, any mortgage, lien, pledge, charge, security interest, encumbrance or other security device of any kind pertaining to or affecting such asset or property.
DDD. “Net Proceeds” means, with respect to the Hallwood Litigation and the Quicksilver Litigation, any amounts received by Eagle or Reorganized Eagle from any judgment or settlement after deduction of such fees and expenses of the Debtors’ special litigation counsel as approved by the Bankruptcy Court.
EEE. “Person”
 means any person, individual, Entity, or other entity or being of whatever kind, whether or not operating or existing for profit, including, but not limited to, any “person” as such term is defined in section 101(41) of the Bankruptcy Code, but excluding any Governmental Unit as defined therein.
FFF. “Petition Date”
 means January 19, 2007.

GGG. “Plan”
 means this First Amended Joint Plan of Reorganization for the Debtors, and any amendments thereto made in accordance with the Bankruptcy Code.
HHH. “Plan Documents”
 means the Plan, the Disclosure Statement, the Settlement Agreement, the Sale Order, the Management Warrants, the Private Placement Agreements, the Convertible Preferred Stock, the Laurus Retained Claim Documents, the Eagle Junior Secured Notes, the Blast Junior Secured Notes, the Collateral Agreements and all documents, attachments and exhibits thereto, and any other documents that aid in effectuating the Plan, including, but not limited to, the Asset Purchase Agreement and the Bill of Sale executed by Eagle in connection therewith, and as required by the Settlement Agreement.
III. “Priority Claim”
 means any Claim (other than an Administrative Expense Claim or a Priority Tax Claim) to the extent such Claim is entitled to a priority in payment under section 507(a) of the Bankruptcy Code.
JJJ. “Priority Tax Claim”
 means any Claim to the extent that such Claim is entitled to a priority in payment as provided for in section 507(a)(8) of the Bankruptcy Code.
KKK. “Private Placement Agreements” means the documents that establish the terms and conditions for the issuance of the Convertible Preferred Stock to the Investor, including a subscription agreement, a warrant agreement and a registration rights agreement.
LLL. “Proof of Claim”
 means any proof of claim filed with the Bankruptcy Court with respect to a Debtor pursuant to Bankruptcy Rules 3001 or 3002.
MMM. “Pro Rata”
 means with respect to Claims, the proportion that the amount of an Allowed Claim in a particular Class bears to the aggregate amount of all Claims in such class, exclusive of Disallowed Claims, but including Disputed Claims.

NNN. “Quicksilver Litigation” means the court proceedings ongoing between Quicksilver Resources, Inc. against Eagle Domestic Drilling Operations LLC pertaining to an early termination and resulting breach of three IADC standard form drilling contracts and any counterclaims asserted and to be asserted by Eagle.
OOO. “Rejected Executory Contracts”
 means (a) any and all executory contracts and unexpired leases which are listed on the “Schedule of Rejected Executory Contracts” that will be attached to the Disclosure Statement as a supplement prior to the Confirmation Hearing, all of which contracts and leases shall be rejected on the Effective Date, (b) any and all such contracts and leases rejected by order of the Bankruptcy Court prior to the Effective Date, and  (c) any and all such contracts and leases which are the subject of any motion to reject pending on the Confirmation Date that is ultimately granted by Final Order.
PPP. “Reorganization Cases”
 means the cases of the Debtors under chapter 11 of the Bankruptcy Code.
QQQ. “Reorganized Debtor” or “Reorganized Blast” or “Reorganized Eagle” means, on and after the Effective Date, Blast Energy Services, Inc. or Eagle Domestic Drilling Operations LLC, as is appropriate in the context.
RRR.  “Rigs”
 means the five land based oil and gas drilling rigs and associated equipment owned by Eagle on the Petition Date and conveyed to Laurus pursuant to the Asset Purchase Agreement and the Bill of Sale, the sale and conveyance of which enabled the settlement of the Laurus Secured Debt and the promulgation and confirmation of this Plan.
SSS. “Sale Order” means the “Order Under 11 U.S.C. Sections 105(A) And 363 and Fed. R. Bankr. P. 2002 And 6004 Authorizing and Approving (I) Asset Purchase Agreement; (II) Asset Sale Free And Clear Of Liens, Claims, Interests And Encumbrances; and (III) Certain Related Relief” entered by the Court on May_11, 2007 authorizing the Asset Purchase Agreement.

TTT. “Schedules”
 means the schedules, statements and lists filed by the Debtors with the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as they have been and may be amended or supplemented from time to time.
UUU. “Secured Claim”
 means any Claim that is (a) secured in whole or part, as of the Petition Date, by a Lien which is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, or (b) subject to setoff under section 553 of the Bankruptcy Code, but, with respect to both (a) and (b) above, only to the extent of the value, net of any senior Lien, of the Estates’ interests in the assets or property securing any such Claim or the amount subject to setoff, as the case may be.
VVV. “Settlement Agreement” means the agreement among the numerous signatory parties, including the Debtors, Laurus and the Class 10 Interest holder, approved by order of the Bankruptcy Court dated May 11, 2007, whereby, in connection with the Plan and in order to facilitate the confirmation of the Plan, Eagle and Blast settled and compromised substantial Claims and Interests, which settlement was, in part, facilitated by the transfer of title to the Rigs and in conjunction with the treatment and payment of the Class 2 Secured Claims and the purchase of the Class 11 Interests as provided for in this Plan.
WWW.  “Tax-Qualified Plan”
 means a tax-qualified plan under ERISA, including the Blast Energy Services, Inc. 401(k) Plan.
XXX. “Timely Filed”
 with respect to a Claim, Interest or Administrative Expense, means, that a proof of such Claim or Interest or request for payment of such Administrative Expense was filed with the Bankruptcy Court within such applicable period of time fixed by the Plan, statute, or pursuant to both Bankruptcy Rule 3003(c)(3) and a Final Order (e.g., the Bar Date).

YYY. “United States Trustee”
 means the United States Trustee for the Southern District of Texas.
ZZZ. “Unsecured Claim”
 means any Claim (regardless of whether such Claim is covered by insurance) that is neither secured nor entitled to priority under the Bankruptcy Code or by a Final Order of the Bankruptcy Court, including, but not limited to:  (a) any claim arising from the rejection of an executory contract or unexpired lease under section 365 of the Bankruptcy Code, and (b) any portion of a Claim to the extent the value of the holder’s interest in the applicable Estate’s interest in the property securing such Claim is less than the amount of the Claim, or to the extent that the amount of the Claim subject to setoff is less than the amount of the Claim, as determined pursuant to section 506(a) of the Bankruptcy Code.
II.

TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

A. Administrative Claims.
Each holder of an Allowed Administrative Claim (except any holder that agrees in writing prior to the Confirmation Date to different treatment) shall receive the unpaid Allowed Amount of its Administrative Claim, in Cash, in full satisfaction, settlement, release, extinguishment, and discharge of such Claim, on the Effective Date or as provided in a Final Order; provided, however, that Allowed Administrative Claims representing post-petition liabilities incurred in the ordinary course of business by any of the Debtors shall be paid by Reorganized Blast in accordance with the terms and conditions of the agreements establishing or giving rise to such liabilities.
B. Priority Tax Claims.
Each Allowed Priority Tax Claim, if any, shall be paid (i) in equal annual installments of principal and interest by deferred Cash payments commencing on the tenth (10th) Business Day after January 1, 2008, and the date such Priority Tax Claim is Allowed, or as soon thereafter as is practicable, final payment being made on January 19, 2012, with simple interest from the Effective Date at the rate in effect under 26 U.S.C. § 6621(b)(3) on the Confirmation Date; provided that any such Claim may be prepaid without penalty or premium at any time in whole or from time to time in part at the option of the Debtors or the Reorganized Debtor, as the case may be, with simple interest from the later of the Effective Date or the date on which the Claim is allowed at the rate in effect under 26 U.S.C. § 6621(b)(3) on the Confirmation Date or (ii) as the holder of such Allowed Priority Tax Claim and the Debtors or the Reorganized Debtor, as the case may be, otherwise may agree.

C. Berg McAfee DIP.
The Berg McAfee DIP Loan Claim, which is a secured Administrative Claim, shall be deemed fixed and allowed as of the Effective Date and on the Effective Date, shall be paid in full by converting the outstanding balance of the Berg McAfee DIP Loan into shares of Reorganized Blast Common Stock at the rate of $0.20 per share.
III.

CLASSIFICATION OF CLAIMS AND INTERESTS

A. Generally.
Claims and Interests against the Debtors shall be treated in accordance with the classification scheme set forth in this Article 3.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of the Class and shall be classified in a different Class to the extent the Claim or Interest qualifies within the description of that different Class. The payment and treatment of Claims and Interests set forth in this Article 3, as well as the payment of Administrative and Priority Claims described in Article 2, is subject to the following preconditions each of which must be satisfied in order for a Confirmation Order to be entered:

The total amount of all Administrative Claims shall not exceed $1,075,000
The total amount of all Priority Claims shall not exceed $ 190,000
The total amount of Claims to be included in Class 5 shall not exceed $74,000
The total amount of Claims to be included in Class 6 shall not exceed $33,000
The total amount of Claims to be included in Class 7 shall not exceed $234,000
The total amount of Claims to be included in Class 8 shall not exceed $917.000
Prior to the date of the Confirmation Hearing the Debtors will file and request hearings on the allowance or estimation of disputed Claims in order to determine whether the above stated preconditions to Confirmation can be satisfied. If, in the Debtors’ determination the stated preconditions cannot be satisfied, the Debtors, in their sole discretion, may withdraw this Plan.
B. Unclassified Claims.
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are excluded from the following Classes and shall be paid in accordance with the provisions set forth in Article 2 of the Plan.
C. Classes.
The following constitute the Classes of Claims against and Interests in the Debtors:
Class 1 - Allowed Priority Claims.  Class 1 consists of all Allowed Priority Claims against the Debtors.
Class 2 - Allowed Secured Claim of Laurus.  Class 2 consists of all Allowed Secured Claims of Laurus.

Class 3 - Allowed Secured Claims of Berg McAfee.  Class 3 consists of all Allowed Claims of Berg McAfee.
Class 4 - Allowed Secured Claims.  Class 4 consists of all Allowed Secured Claims not treated in any other Class.
Class 5 - Allowed Eagle Convenience Claims. Class 5 consists of all Allowed Eagle Convenience Claims
Class 6 - Allowed Blast Convenience Claims.  Class 6 consists of all Allowed Convenience Claims with the exception of the Claims of Creditors in Class 12.
Class 7- Allowed Eagle Unsecured Claims.  Class 7 consists of all Allowed Eagle Unsecured Claims.
Class 8 – Allowed Blast Unsecured Claim. Class 8 consists of all Allowed Blast Unsecured Claims with the exception of the Claims of Creditors in Class 12.
Class 9 - Interests in the Debtor Blast.  Class 9 consists of all Interests, including all Existing Equity Interests, in the Debtor Blast, excluding the stock owned by the Class 11 Interest holder.
Class 10 – Interests in the Debtor Eagle.  Class 10 consists of all Interests in the Debtor Eagle.
Class 11 - Second Bridge, LLC Interest.  Class 11 consists of the Interest owned and held by Second Bridge, LLC evidenced by 900,000 shares of Blast common stock.
Class 12 – Directors’ Unsecured Claim. Class 12 consists of all Allowed Unsecured Claims held by the Directors.
IV.

TREATMENT OF CLAIMS AND INTERESTS

Claims and Interests shall be treated in the manner set forth in this Article 4.

A. Unclassified Claims.
Each holder of an Allowed Administrative Claim or an Allowed Priority Tax Claim shall receive the treatment set forth in Article 2 of the Plan.
B. Classes of Claims and Interests.
Class 1 - Priority Claims.  On the Distribution Date, each holder of an Allowed Priority Claim against the Debtors shall receive either (a) the Allowed Amount of its Priority Claim, in Cash or (b) such other, lesser treatment as may be agreed to in writing between such holder and the Debtors or the Disbursing Agent.  This Class is unimpaired.
Class 2 - Secured Claim of Laurus. The Allowed Secured Claim of Laurus against the Debtors shall be fully satisfied by (a) transfer of the Rigs pursuant to the Settlement Agreement and Asset Purchase Agreement and (b) payment of $2,100,000 (the “Laurus Retained Claim”) pursuant to the terms of the Settlement Agreement and the Sale Order and from the sources and in the manner provided for in the Settlement Agreement and the Sale Order.  The Laurus Retained Claim shall remain joint and several obligations of Reorganized Blast and Reorganized Eagle after the Effective Date and shall be secured by the Laurus Lien on the Laurus Collateral.
Any rights and claims of Laurus under the Asset Purchase Agreement, the Settlement Agreement and the Sale Order shall not be extinguished, released, altered, impaired or discharged under the Plan or the Confirmation Order.  This Class is unimpaired.

Class 3 - Secured Claim of Berg McAfee.  On the Effective Date, the Berg McAfee Secured Claims will be fully satisfied by issuance of a new note to Berg McAfee that contains the following provisions:
(i) Principal amount:  $1,120,000
(ii) Term: due date three years from the Effective Date;
(iii) Interest rate of 8.0% per annum;
(iv) Interest payable: at end of term in Reorganized Blast Common Stock at the rate of $0.20 per share.
(v) Principal payable: at end of term
(vi) Right to convert to registered shares of Reorganized Blast Common Stock at a conversion price of $0.20 per share.
This Class is impaired.
Class 4 - Secured Claims.  For voting purposes and to comply with section 1122(a) of the Bankruptcy Code, each Allowed Secured Claim shall be deemed to be in its own subclass.  On the Distribution Date, at the election of the Debtor, the holder of each Allowed Secured Claim shall, on account of such Secured Claim, either (i) be paid in Cash in full, (ii) have surrendered to it, without representation or warranty, the collateral securing its Claim, or (iii) receive a note, secured by the Lien securing its Allowed Secured Claim, in the principal amount of its Allowed Secured Claim which provides for deferred Cash payments totaling the Allowed amount of such Secured Claim, of a value, as of the Effective Date at least equal to the value of such holder’s interest in the Estate’s interest in such property as determined by Final Order of the Bankruptcy Court.  Any holder of an Allowed Secured Claim may agree to accept less favorable treatment.  In the case of option (ii), in the event that any such Claim is not completely satisfied by such distribution, the deficiency amount will constitute a deficiency claim and will be classified as a General Unsecured Claim in Class 7 or Class 8 and will receive the same treatment as provided to other Claims in Class 7 or Class 8 as the case may be.
This Class is impaired.

Class 5 – Eagle Convenience Claims.  In full and final satisfaction of its Claim, each holder of an Allowed Eagle Convenience Claim against Eagle shall receive Cash on the Distribution Date equal to 75% of such Allowed Convenience Claim. Election by the holder of an Allowed Unsecured Claim(s) otherwise treated under Class 7 of the Plan to reduce the Claim(s) of such holder to a total of no more than $10,000 and to receive distribution as a Class 5 Eagle Convenience Claim shall constitute a waiver of the right to recover any amount in excess of $10,000 against any Person who otherwise might be liable for such sum.  Notwithstanding the foregoing proposal for payment of Allowed Eagle Convenience Claims, in the event that each holder of a Class 5 Claim does not vote to accept the Plan all Allowed Eagle Convenience Claims will be reclassified as Class 7 Eagle Unsecured Claims and such Allowed Claims will be paid as a Class 7 Claim, and no separate Eagle Convenience Claims payments will be made. The determination of whether a Claim is a Class 5 Claim shall be made by the Debtors prior to the Confirmation Date using the information in the Debtors’ Schedule of Liabilities and the Claims Register in these cases.
This Class is impaired.
Class 6 – Blast Convenience Claims.  In full and final satisfaction of its Claim, each holder of an Allowed Blast Convenience Claim against Blast shall receive Cash on the Distribution Date equal to 75% of such Allowed Blast Convenience Claim. Election by the holder of an Allowed Unsecured Claim(s) otherwise treated under Class 8 of the Plan to reduce the Claim(s) of such holder to no more than $10,000 and to receive distribution as a Class 6 Blast Convenience Claim shall constitute a waiver of the right to recover any amount in excess of $10,000 against any Person who otherwise might be liable for such sum.  Notwithstanding the foregoing proposal for payment of Allowed Blast Convenience Claims, in the event that each holder of Class 6 Claims does not vote to accept the Plan all Allowed Blast Convenience Claims will be reclassified as Class 8 Blast Unsecured Claims and such Allowed Claims will be paid as a Class 8 Claim, and no separate Blast Convenience Claims payments will be made. The determination of whether a Claim is a Class 6 Claim shall be made by the Debtors prior to the Confirmation Date using the information in the Debtors’ Schedule of Liabilities and the Claims Register in these cases.
This Class is impaired.

Class 7 – Eagle Unsecured Claims.  Except to the extent that a holder of an Allowed Class 7 Unsecured Claim has agreed to receive other lesser treatment, such holder shall receive on the Distribution Date in full and final satisfaction of its Claim the following :
(vii)  Cash equal to 35% of such holder’s Allowed Unsecured Claim;
(viii)  An Eagle Junior Secured Note equal to 65% of such holder’s Allowed Unsecured Claim.
(ix) Payments on the Eagle Junior Secured Note will be made in accordance with the terms outlined in Annex 1 to the Plan.
At or prior to the Confirmation Hearing, Blast will appoint a collateral agent to administer the Lien securing the payment of the Eagle Junior Secured Note and the rights of the Class 7 Creditors with respect thereto.
This Class is impaired.
Class 8 – Blast Unsecured Claims.  Except to the extent that a holder of an Allowed Class 8 Unsecured Claim has agreed to receive other lesser treatment, such holder shall receive on the Distribution Date in full and final satisfaction of its Claim the:
(x) Cash equal to 35% of such holder’s Allowed Unsecured Claim;
(xi)  A Blast Junior Secured Note equal to 65% of such holder’s Allowed Unsecured Claim.
(xii) Payments on the Blast Junior Secured Note will be made in accordance with the terms outlined in Annex 2 to the Plan.
(xiii) At or prior to the Confirmation Hearing Blast will appoint a collateral agent to administer the Lien securing the payment of the Blast Junior Secured Note and the rights of the Class 8 Creditors with respect thereto.
This Class is impaired.

Class 9 - Interests.  All Interests, including all Existing Equity Interests, in the Debtor Blast shall not be modified or impaired unless agreed to in writing by the Debtor Blast and any such Interest holder, and except with respect to the issuance of new shares of Blast common stock or new warrants as provided for in this Plan.
This Class is not impaired.
Class 10 - Interests.  All Interests, including all Existing Equity Interests, in the Debtor Eagle shall not be impaired.
This Class is not impaired.
Class 11 - Second Bridge LLC Interest.  In accordance with and as required by the terms of the Settlement Agreement, 900,000 shares of Blast common stock owned and held by Second Bridge, LLC will, on the Effective Date, be purchased by Reorganized Blast for Nine Hundred Dollars ($ 900.00). Such repurchased shares shall be returned to treasury.

Class 12 – Directors’ Unsecured Claims. In full and final satisfaction of a Director’s Allowed Unsecured Claim each such holder’s Allowed Unsecured Directors’ Claim shall be converted to Blast common stock at the rate of $ 0.20 per share. Any holder of an Allowed Class 12 Directors’ Unsecured Claim shall receive his shares of Blast common stock on or before thirty (30) days following the Distribution Date.
This Class is impaired.

V.

TREATMENT OF EXECUTORY CONTRACTS,

AND UNEXPIRED LEASES

A. Assumption and Rejection of Unexpired Leases and Executory Contracts.
On and effective as of the Effective Date, with the exception of those contracts and leases set forth on schedule 5.1, all executory contracts and unexpired leases listed on the Schedules filed by the Debtors (including any amendments, revisions, or modifications thereto), excluding Rejected Executory Contracts, will be assumed.  Executory contracts and leases entered into after the Petition Date will be performed by Reorganized Blast in the ordinary course of business.
B. Continuation of Employee Compensation and Benefit Programs.
On the Effective Date, Blast shall transfer sponsorship of the 2003 Blast Stock Option Plan to Reorganized Blast.  All Tax-Qualified Plans of the Debtors shall continue in full force and effect on the Effective Date as obligations of Reorganized Blast, except as such plans may be modified, amended, or terminated in accordance with their terms or applicable policies, procedures or law.
C. Rejection Damages Claims.
Any Claims arising out of the rejection of an executory contract or unexpired lease must be filed with the Bankruptcy Court no later than the earlier of (a) thirty (30) days after the Effective Date, or (b) thirty (30) days after the date of any Final Order approving a Debtor’s rejection of such contract or lease.  Any Claim not so filed shall be forever barred and may not be asserted against any of the Debtors, the Reorganized Debtor, or their properties or their Estates.  Each Claim resulting from such rejection shall constitute a either a Class 5 Claim, a Class 6 Claim, a Class 7 Claim or a Class 8 Claim, depending on the Allowed Claim amount and the Debtor that is the party to the executory contract as the case may be.

D. Assumption Claims.
All cure and compensation payments which may be required by section 365(b)(1) and (2) of the Bankruptcy Code under any executory contracts and unexpired leases which are assumed shall constitute Administrative Claims and shall be treated under Article 2.1 of the Plan; provided, however, in the event of a dispute regarding the amount of any such payments, the cure of any other defaults, the ability of the Reorganized Debtor to provide adequate assurance of future performance or any other matter pertaining to assumption, the Reorganized Debtor shall make such payments and cure such other defaults and provide adequate assurance of future performance only following the entry of a Final Order resolving such dispute.  The Debtors may provide prior notice in writing to a party to an executory contract or unexpired lease (with copy to counsel to the Creditors Committee) to be assumed hereunder setting forth the amount of any cure or compensation payments it intends to pay and any adequate assurance of future performance it intends to provide.  If a party to such executory contract or unexpired lease has not filed an appropriate pleading with the Bankruptcy Court on or before the tenth (10th) day after mailing of such notice disputing the terms for assumption set forth in the Debtors’ notice and requesting a hearing thereon, then such party shall be deemed to have accepted such terms for assumption and waived its right to dispute such matters.
E. Employee Benefit and Welfare Programs.
All employee benefit and welfare programs of the Debtors, including programs subject to Section 1114 of the Bankruptcy Code, entered into before or after the Petition Date (and not subsequently terminated) are vested, and shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under this Article 5, and the Debtors’ obligations shall continue.

VI.

ACCEPTANCE OR REJECTION OF THE PLAN

A. Each Impaired Class Entitled to Vote Separately.
The holders of Claims or Interests in one or more impaired Class of Claims or Interests shall be entitled to vote separately to accept or reject the Plan.
B. Acceptance By Impaired Classes of Claims.
Pursuant to section 1126(c) of the Bankruptcy Code, an impaired Class of Claims shall have accepted the Plan if (a) the holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) more than one-half in number of such Allowed Claims actually voting in such Class have voted to accept the Plan. However, the vote of a holder of a Claim that is designated pursuant to section 1126(e) of the Bankruptcy Code may not be counted to determine acceptance or rejection of the Plan.
C. Acceptance By Impaired Class of Interests.
Pursuant to section 1126(d) of the Bankruptcy Code, an impaired Class of Interests shall have accepted the Plan if the holders of at least two-thirds in amount of the Allowed Interests actually voting in such Class (other than Interests held by any holder designated pursuant to section 1126(e) of the Bankruptcy Code) have voted to accept the Plan.
D. Presumed Acceptance of Plan.
Classes 2, 10 and 11 are not impaired.  Under section 1126(f) of the Bankruptcy Code, the holders of Claims or Interests in such Classes are conclusively presumed to have voted to accept the Plan.

E. Cramdown.
The Debtors will request the Bankruptcy Court to confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code in the event any other Class of Claims votes to reject the Plan on the basis that the Plan is fair and equitable and does not discriminate unfairly as to holders of any Class of Claims.
VII.

CONDITIONS TO CONFIRMATION AND

EFFECTIVENESS; REQUIRED NOTICES

A. Conditions to Confirmation.
Confirmation of the Plan shall not occur unless the  Bankruptcy Court shall have made such findings and determinations regarding the Plan as shall enable the entry of the Confirmation Order, and any other order entered in conjunction therewith, in form and substance acceptable to the Debtors, and Laurus.  Additionally, Confirmation of the Plan is subject to and may not occur unless each of the following preconditions is satisfied  prior to the date of the Confirmation Hearing:
The total amount of all Administrative Claims shall not exceed $1,075,000.
The total amount of all Priority Claims shall not exceed $190,000.
The total amount of Claims to be included in Class 5 shall not exceed $74,000.
The total amount of Claims to be included in Class 6 shall not exceed $33,000.
The total amount of Claims to be included in Class 7 shall not exceed $234,000.
The total amount of Claims to be included in Class 8 shall not exceed $917,000.

The determination of whether such preconditions have been satisfied shall be made in the Debtors’ sole discretion. If, in the Debtors’ determination the stated preconditions cannot be satisfied, the Debtors, in their sole discretion, may withdraw this Plan.
B. Conditions to Effectiveness.
Notwithstanding any other provision of the Plan or the Confirmation Order, the Effective Date of the Plan shall not occur unless and until each of the following conditions has been satisfied or, if applicable, waived, in writing, by the Debtors and Laurus:
Confirmation Order.  The Confirmation Order shall have become a Final Order; provided, however, that the Effective Date may occur at a point in time when the Confirmation Order is not a Final Order at the option of the Debtors, and Laurus, unless the effectiveness of the Confirmation Order has been stayed or vacated, in which case the Effective Date may be, again at the option of the Debtors, and Laurus, the first Business Day immediately following the expiration or other termination of any stay of effectiveness of the Confirmation Order.
Plan Documents.  The Amended and Restated Blast Certificate of Incorporation and the Plan Documents necessary or appropriate to implement the Plan, shall be in final form and ready for execution or shall have been executed and be ready for delivery.
United States Trustee’s Fees.  The fees of the United States Trustee then owing by the Debtors shall have been paid in full.
Private Placement Agreements.  The Debtors shall have delivered the Convertible Preferred Stock and received the proceeds of the Private Placement Agreements in an amount satisfactory to provide for payment of the Plan obligations required on the Effective Date and to provide for the working capital needs of Reorganized Blast.

C. Effect of Nonoccurrence of Conditions to Effective Date.
Each of the conditions to the Effective Date must be satisfied or duly waived, as provided above, within 90 days after the Confirmation Date.  If each condition to the Effective Date has not been satisfied or duly waived, as described above, within 90 days after the Confirmation Date, then upon motion by any party in interest made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court.  Notwithstanding the filing of such motion, however, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion.  If the Confirmation Order is vacated for failure to satisfy a condition to the Effective Date, the Plan shall be deemed null and void in all respects, including, without limitation, the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code and the assumptions, assumptions and assignments or rejections of executory contracts and unexpired leases pursuant to the Plan, and nothing contained in the Plan will (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or (ii) prejudice in any manner the rights of the Debtors.
D. Notice to Bankruptcy Court.
Promptly after the Effective Date, Reorganized Blast or the Disbursing Agent shall file with the clerk of the Bankruptcy Court a notice that the Plan has become effective; provided, however, that failure to file such notice shall not affect the effectiveness of the Plan or the rights and substantive obligations of any entity hereunder.

VIII.

DESCRIPTION OF SECURITIES ISSUED UNDER PLAN

A. Convertible Preferred Stock.
Subscription Amount:  $3,000,000;
Type of security: Cumulative Convertible Preferred;
Dividend:  8% cumulative; payable at the option of Reorganized Blast in cash or, if sufficient cash is not available on due date, in Common Stock at a conversion price of  $0.50 per share;
Payment: Following the Effective Date;
Conversion price: $0.50 per share;
Conversion Timing: Upon five days notice at investor’s option;
Automatic conversion: When share price exceeds $3 per share at an average volume of 50,000 shares/day for more than 20 consecutive trading days;
Warrant Term: Three (3) years;
Warrant Coverage: 25% based on number of shares purchased
Warrant Exercise Price: $0.10 per share;
Mandatory Redemption: At Blast’s option based on receipt of proceeds from Hallwood Litigation or Quicksilver Litigation with six (6) months prior notice to Investor; during the notice period the Investor can accept redemption or convert the Convertible Preferred Stock to Common Stock at a conversion price of $0.50 per share;
Redemption Notice:                                                   Three months;
Redemption Rights:                                                   Investor can either (a) accept principal and interest in cash, or (b) to partially or entirely convert into common stock at $0.50 per share;
Seniority:                              Senior only to Blast Common Stock;

Funding: $ 3,000,000 in cash to be funded on the Effective Date of a plan of reorganization proposed by Blast.
B. Creditor Stock.
Stock Issuance.  Subject to Confirmation of the Plan and compliance with the requirements of the Bankruptcy Code and the terms of the Plan, Blast shall issue such new shares of Reorganized Blast Common Stock as are necessary to comply with the terms of this Plan.
C. Newly Authorized Blast Common Stock.
Authorized Shares.  The Amended and Restated Certificate of Incorporation of Reorganized Blast shall provide that Reorganized Blast will have the authority to issue up to one hundred eighty million (180,000,000) shares of its Common Stock and twenty million (20,000,000) shares of its Convertible Preferred Stock.
Par Value.  The Blast common stock shall have a par value of $0.001.
Voting. The holders of shares of Blast common stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of Reorganized Blast and shall be entitled to one vote for each share of Blast common stock held.
Dividend Rights. Holders of shares of Blast common stock shall be entitled to receive dividends, if, when and as declared by Reorganized Blast’s Board of Directors.
Transferability.  The Blast Common Stock shall be freely transferable, subject to compliance with applicable securities laws.
D. Eagle Junior Secured Note.
Issuance.  Subject to Confirmation of the Plan and compliance with the requirements of the Bankruptcy Code and the terms of the Plan, Reorganized Blast shall execute and deliver to each Class 7 Creditor that is the holder of an Allowed Eagle Unsecured Claim the Eagle Security Agreement and an Eagle Junior Secured Note, which notes shall be in the principal amount of 65% of each such holder’s Allowed Eagle Unsecured Claim.

Maturity.  The Eagle Junior Secured Note shall mature on the fifth anniversary of the Effective Date (“Maturity Date”). Any remaining unpaid amount of either principal or interest shall be due and payable in full on the Maturity Date.
Security.  The Eagle Junior Secured Note shall be secured by a Lien on the proceeds of the Hallwood Litigation and Quicksilver Litigation , which Lien is subject and subordinate to the fees and expenses payable to Special Litigation Counsel and the Laurus Lien .  No exercise of any rights or remedies with respect to the collateral unless and until the Laurus Retained Claim is paid in full.
Interest.  The Eagle Junior Secured Note shall bear interest at a rate of eight percent (8%) per annum, payable semi-annually and calculated on the basis of a 365 day year and the actual number of days elapsed.
Principal Repayment.    Prior to the Maturity Date principal payments shall be made from 25% of the Net Proceeds of the Hallwood Litigation and the Quicksilver Litigation to which the Debtors are entitled pursuant to the Settlement Agreement and the Sale Order within ten (10) business days from the receipt of any such Net Proceeds, and no sooner than simultaneously with payments to Laurus on account of the Laurus Retained Claim. After the Laurus Retained Claim is paid in full payments will be made on the Eagle Junior Secured Notes from 90% of the Net Proceeds within ten (10) business days from the receipt of any such Net Proceeds.

Optional Prepayments.  At any time and from time to time, Reorganized Blast at its option may prepay the Eagle Junior Secured Note without premium or penalty.
Other Provisions. Set forth in Annex 1 to the Plan is a further description of the principal terms of the Eagle Junior Secured Note.
E.  Blast Junior Secured Note.
Issuance.  Subject to Confirmation of the Plan and compliance with the requirements of the Bankruptcy Code and the terms of the Plan, Reorganized Blast shall execute and deliver to each Class 8 Creditor that is the holder of an Allowed Blast Unsecured Claim the Blast Security Agreement and an Blast Junior Secured Note, which notes shall be in the aggregate principal amount of 65% of each such holder’s Allowed Blast Unsecured Claim.
Maturity.  The Blast Junior Secured Note shall mature on the fifth anniversary of the Effective Date (“Maturity Date”).
Security.  The Blast Junior Secured Note shall be secured by a Lien on the proceeds of the Hallwood Litigation and Quicksilver Litigation, which Lien is subject and subordinate to the fees and expenses payable to Special Litigation Counsel, the Laurus Lien, and the Eagle Junior Secured Note. No exercise of any rights or remedies with respect to the collateral unless and until the Laurus Retained Claim is paid in full.
Interest.  The Blast Junior Secured Note shall bear interest at a rate of eight percent (8%) per annum, payable semi-annually after the Laurus Retained Claim is paid in full and calculated on the basis of a 365 or 366 day year and the actual number of days elapsed.

Principal Repayment.    Prior to the Maturity Date and after the Eagle Junior Secured Notes are paid in full, but prior to the payment in full of the Laurus Retained Claim principal payments shall be made from 25% of the Net Proceeds of the Hallwood Litigation and the Quicksilver Litigation to which the Debtors are entitled pursuant to the Settlement Agreement and the Sale Order within ten (10) business days from the receipt of any such Net Proceeds, and no sooner than simultaneously with payments to Laurus on account of the Laurus Retained Claim. After the Laurus Retained Claim and the Eagle Junior Secured Notes are paid in full, payments will be made on the Blast Junior Secured Notes from 90% of the Net Proceeds within ten (10) business days from the receipt of any such Net Proceeds. Optional Prepayments.  At any time and from time to time, Reorganized Blast at its option may prepay the Blast Junior Secured Note without premium or penalty.
Other Provisions. Set forth in Annex 1 to the Plan is a further description of the principal terms of the Blast Junior Secured Note.
F. Management Warrants.
Issuance.  Subject to Confirmation of the Plan and compliance with the requirements of the Bankruptcy Code and the terms of the Plan, the Reorganized Blast Board of Directors shall, at its sole discretion, allocate the Management Warrants to Reorganized Blast’s senior management from time to time after the Distribution Date.
Number. 4 million
Term.  The Management Warrants shall be exercisable at any time from the Distribution Date to and through the fifth (5th) anniversary of the Effective Date.

Exercise Price.  The Management Warrants shall be exercisable at an exercise price per share equal to $0.20.
IX.

MEANS FOR IMPLEMENTATION OF THE PLAN

A. Substantive Consolidation.
The Debtors’ Estates shall not be substantively consolidated. All obligations of the Debtors under the Plan to holders of Claims shall be the liability of either Eagle or Blast, and shall not be the joint and several obligations of the Debtors, except with respect to the Laurus Retained Claim which shall remain a joint and several obligations.
B. Conversion of Blast.
Prior to or as of the Effective Date, Blast shall be converted into a Texas corporation and Eagle shall remain a Texas limited liability company.  Upon the conversion of Blast into a Texas corporation there will be no name change.  Blast’s amended and restated certificate of incorporation and bylaws shall be filed as Plan Documents.  Consistent with section 1123(a)(6) of the Bankruptcy Code, the amended and restated certificate of incorporation of Reorganized Blast shall prohibit, among other things, the issuance of nonvoting equity securities as part of the Reorganization Cases.
C. Revesting of Assets.
On the Effective Date each of the remaining assets of each of the Debtors’ Estates and title thereto shall be deemed held, and simultaneously therewith, revest in Reorganized Blast and Reorganized Eagle, respectively . Thereafter, Reorganized Blast and Reorganized Eagle may operate their respective businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court.  As of the Effective Date all property of Reorganized Blast and Reorganized Eagle shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order.

D. Management Contracts.
On the Effective Date, Reorganized Blast will execute employment contracts with on substantially the same terms and conditions as their prior employment agreements with Blast.
E. Effectuating Documents.
Final or near-final versions of the Plan Documents, including the Private Placement Agreements, Reorganized Blast Convertible Preferred Stock, the Management Warrants, the Eagle Junior Secured Note, the Blast Junior Secured Note, the Collateral Agreements and the Laurus Retained Claim Documents shall be filed by the Debtors with the Bankruptcy Court on or before a date, as determined by the Debtors, that is as soon as practicable but in no event later than five (5) calendar days before the commencement of the Confirmation Hearing.  The Plan Documents shall be in form and content acceptable to the Debtors and Laurus.  On or before the Effective Date, all documents necessary to effectuate this Plan shall be executed and delivered, and where appropriate, filed with appropriate governmental authorities.
F. Initial Directors of Reorganized Blast.
The initial directors of Reorganized Blast shall be those individuals identified in the pleading to be filed by the Debtors with the Bankruptcy Court, not later than fifteen (15) days prior to the initial date of the Confirmation Hearing, each of whom shall serve for the initial term indicated therein next to the name of such individual.
G. Management of Reorganized Blast and Reorganized Eagle.
Except as otherwise provided in the Plan, all existing corporate officers of Blast and Eagle shall serve as corporate officers of Reorganized Blast and the Reorganized Eagle in the same capacities under terms similar to their existing offices and employment contracts, if any.

H. Authority to Prosecute or Settle Litigation.
Neither the Debtors nor Reorganized Blast nor any representative of their Estates shall commence and/or prosecute any avoidance or recovery actions under sections 544, 545, 547, 548, 549, or 550 of the Bankruptcy Code, and on the Effective Date, all such avoidance actions shall be deemed waived, released, and forever barred.  The disputed matters with Saddle Creek Energy Development, the Hallwood Litigation, and the Quicksilver Litigation, shall be prosecuted, settled, or compromised as deemed appropriate by the board of directors of Reorganized Blast in an exercise of its business judgment under applicable corporate law; provided however that until the Laurus Retained Claim is paid in full, any settlement or compromise of either the Hallwood Litigation or the Quicksilver Litigation, will require the prior written consent of Laurus. Net Proceeds, if any, from such causes of action or the settlement thereof shall be distributed and used as provided for in this Plan, the Settlement Agreement and the Sale Order.
I. Further Authorizations.
The Debtors and Reorganized Blast, if and to the extent necessary, may seek such orders, judgments, injunctions, and rulings that any of them deems necessary to further carry out the intentions and purposes of, and give full effect to the provisions of, the Plan.
J. Transfer Taxes.
Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of any of the securities issued under, or the transfer of any other assets or property pursuant to, or in connection with, the Plan or the making or delivery of an instrument of transfer under or in connection with the Plan, including, but not limited to, the sale of the Rigs, shall not be taxed under any law imposing a stamp tax, transfer tax, sales tax or other similar tax.

K. Payment of United States Trustee’s Fees.
On the Effective Date, the Debtors shall pay all fees to the United States Trustee as required by applicable laws of the United States.
L. Recordable Order.
Upon Confirmation of the Plan, the Confirmation Order shall be deemed to be in recordable form, and shall be accepted by any recording officer for filing and recording purposes without further or additional orders when certified by the Clerk of the Bankruptcy Court.
M. Effectuating Documents and Further Transactions.
The Chief Executive Officer, President, or any managing member of the Debtors and/or Reorganized Blast or other officer authorized under Corporate Documents to perform such function, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take or direct such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Secretary of the Debtors and/or Reorganized Blast shall be authorized to certify or attest to any of the foregoing actions.
N.  Limited Liability Company and Corporate Action.
All matters provided for under the Plan involving the organizational structure of the Debtors, Reorganized Eagle or Reorganized Blast, or any manager, limited liability company or corporate action to be taken by, or required of, the Debtors or Reorganized Blast, shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement for further action by the members, stockholders or directors of any of such entities.
O. Dissolution of Committees.
To the extent not dissolved earlier, the Creditors Committee, and any other committee appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code in these Reorganization Cases shall be dissolved on the Effective Date.

P. Survival of Indemnification Obligations.
Notwithstanding any other provision of the Plan, all obligations of the Debtors to indemnify their and their Affiliates’ current and former members or directors, and current officers, employees, or agents and representatives, including, without limitation, (i) indemnification obligations arising under the certificate of incorporation and bylaws of the Debtors, (ii) indemnification obligations arising by contract, and (iii) indemnification obligations arising under applicable, non-bankruptcy law, shall be assumed pursuant to this Plan, survive Confirmation of the Plan and shall be performed as obligations of Reorganized Blast, irrespective of whether such indemnification was owed at time of Confirmation or only became owing in the future, and irrespective, further, of whether indemnification is owed in connection with an event occurring before, on, or after the Petition Date.  Reorganized Blast shall not amend any of its Corporate Documents in a manner to affect adversely any Person benefited by such indemnities.  Reorganized Blast shall maintain insurance in an amount consistent with past practices to fund indemnification obligations under this provision of the Plan.
Q. Compromise and Settlement.
Pursuant to Bankruptcy Rule 9019(a), the Plan incorporates and is intended to serve as a compromise and settlement of various Claims against the Debtors and/or claims that they may have against other persons, including Intercompany Claims.  The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other persons up to and including the Effective Date.  After the Effective Date, such right shall pass to the Reorganized Debtors pursuant to the Plan.

X.

INJUNCTIONS, RELEASES AND DISCHARGE

A. Discharge and Release.
Except as specifically provided in the Plan or in the Confirmation Order, effective on the Effective Date, consummation of the Plan shall discharge and release the Debtors, Reorganized Blast and  Reorganized Eagle from any and all Claims and demands including any Claim of a kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (i) a Proof of Claim based on such Claim was filed or deemed filed under section 501 of the Bankruptcy Code, or such Claim was listed on the Schedules of the Debtor, (ii) such Claim is or was Allowed under section 502 of the Bankruptcy Code, or (iii) the holder of such Claim has voted on or accepted the Plan; provided, however, that no Claim of a governmental unit within the meaning of section 101(27) of the Bankruptcy Code for or related to environmental remediation shall be included within the scope of this discharge.
B. Discharge Injunction.
Except as specifically provided in the Plan Documents to the contrary, the satisfaction, release, and discharge set forth in Article 10.1 of the Plan also shall operate as an injunction prohibiting and permanently enjoining the commencement or continuation of any action, the employment of process or any act to collect, recover from, or offset (a) any Claim against or Interest in the Debtors, Reorganized Blast or Reorganized Eagle by any Entity and (b) any cause of action, whether known or unknown, based on the same subject matter as any Claim or Interest.
C. Discharge of Disallowed Claims and Disallowed Interests.
On and after the Effective Date, the Debtors shall be fully and finally discharged of any liability or obligation on a Disallowed Claim or a Disallowed Interest, and any order creating a Disallowed Claim or a Disallowed Interest that is not a Final Order as of the Effective Date solely because of an Entity’s right to move for reconsideration of such order pursuant to section 502 of the Bankruptcy Code or Bankruptcy Rule 3008 shall nevertheless become and be deemed to be a Final Order on the Effective Date.  The Confirmation Order, except as otherwise provided herein, or unless the Bankruptcy Court orders otherwise, shall constitute an order:  (a) disallowing all Claims and Interests to the extent such Claims and Interests are not allowable under any provision of section 502 of the Bankruptcy Code, including, but not limited to, time-barred Claims and Interests, and Claims for unmatured interest, and (b) disallowing or subordinating, as the case may be, any Claims, or portions of Claims, for penalties or non-compensatory damages.

D. Releases of Officers and Directors.
On the Effective Date, the Debtors, on their own behalf and on behalf of their Estates, shall be deemed, without need for further action, to have granted an unconditional release to all current officers and current and former members or directors of any of the Debtors or their Affiliates for any and all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities, other than for willful misconduct,  arising under the Bankruptcy Code or during the Reorganization Cases whether known or unknown, accruing or related to acts or omissions in the course of performing their respective duties occurring after the Petition Date and prior to the Effective Date.
The terms of this provision shall be effectuated by a permanent injunction which shall be included in the Confirmation Order.
E. Exoneration.
Unless a claim for any of the following is initiated prior to the date of the Confirmation Hearing, the Persons identified in 10.4 above shall not be liable, other than for willful misconduct, to any holder of a Claim or Interest or to any Person or with respect to any action, omission, forbearance from action, decision, or exercise of discretion taken at any time after the Petition Date and prior to the Effective Date in connection with: (a) the management or operation of the Debtors, or the discharge of their duties under the Bankruptcy Code or applicable non-bankruptcy law, (b) the implementation of any of the transactions provided for, or contemplated in, the Plan or the Plan Documents, (c) any action taken in connection with either the enforcement of the Debtors’ rights against any Entities or the defense of Claims asserted against the Debtors with regard to the Reorganization Cases, (d) any action taken in the negotiation, formulation, development, proposal, disclosure, Confirmation, or implementation of the Plan, or (e) the administration of the Plan or the assets and property to be distributed pursuant to the Plan.  In any action, suit or proceeding by any holder of a Claim or Interest or any other Entity contesting any action by, or non-action of, the Debtors, Reorganized Blast, Reorganized Eagle, and of their respective stockholders, directors, officers, agents, employees, members, attorneys, accountants, financial advisors, and representatives, the reasonable attorneys’ fees and costs of the prevailing party shall be paid by the losing party and as a condition to going forward with such action, suit, or proceeding at the outset thereof, all parties thereto shall be required to provide appropriate proof and assurances of their capacity to make such payments of reasonable attorneys’ fees and costs in the event they fail to prevail.

The provisions of Section 10.5 above and the exoneration from liability contained therein shall not be binding upon Laurus with respect to the Laurus Retained Claim.
10.6.                      Asset Purchase Agreement; Settlement Agreement; Sale Order.  Notwithstanding anything to the contrary in this Article 10 or the Plan, any rights and claims of Laurus under the Asset Purchase Agreement, the Settlement Agreement and the Sale Order shall not be extinguished, released, altered, impaired or discharged under or pursuant to the Plan or the Confirmation Order and shall remain obligations of the Reorganized Debtors.

XI.

MATTERS INCIDENT TO PLAN CONFIRMATION

A. Term of Certain Injunctions and Automatic Stay.
All of the injunctions and/or automatic stays provided for in or in connection with the Reorganization Cases, whether pursuant to section 105, section 362 or any other provision of the Bankruptcy Code or other applicable law, in existence immediately prior to Confirmation shall remain in full force and effect until the Injunctions become effective, and thereafter if so provided by the Plan, the Confirmation Order, or by their own terms.  In addition, on and after the Confirmation Date, the Debtors may seek such further orders as they may deem necessary to preserve the status quo during the time between Confirmation and the Effective Date.
Each of the Injunctions shall become effective on the Effective Date and shall continue in effect at all times thereafter.  Notwithstanding anything to the contrary contained elsewhere in the Plan, all actions in the nature of those to be enjoined by the Injunctions shall be enjoined during the period between the Confirmation Date and the Effective Date.
B. No Liability for Tax Claims.
Unless a taxing authority has asserted a Claim against a Debtor before the bar date established therefor, no Claim of such authority shall be Allowed against the Debtors, Reorganized Blast or  for taxes, penalties, interest, additions to tax, or other charges arising out of the failure, if any, of the Debtors or any other Person to have paid taxes or to have filed any tax return (including, but not limited to, any income tax return or franchise tax return) in or for any prior year or arising out of an audit of any return for a period before the Petition Date.

C. Compliance with Tax Requirements
.  In connection with the Plan, Reorganized Blast and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by federal, state, and local taxing authorities.  Creditors may be required to provide certain tax information as a precondition to distributions under the Plan.
XII.

PROVISIONS GOVERNING DISTRIBUTIONS

AND RESOLUTION OF DISPUTED CLAIMS

A. Plan Distributions.
The Disbursing Agent shall make all distributions required under the Plan.  Distributions shall be made on the Distribution Date (unless otherwise provided in a Plan Document or ordered by the Bankruptcy Court) with respect to all Claims.  Distributions to be made on the Distribution Date shall be deemed actually made on the Distribution Date if made either (a) on the Distribution Date or (b) as soon as practicable thereafter.
B. Interest on Claims.
Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.  Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.
C. Unclaimed Property.
Any Cash, assets, and other property to be distributed under the Plan that remains unclaimed (including by an Entity’s failure to negotiate a check issued to such Entity) or is otherwise not deliverable to the Entity entitled thereto on the later of (a) one year after distribution or (b) 120 calendar days after the order allowing such Entity’s Claim becomes a Final Order, shall become vested in, and shall be transferred and delivered to, Reorganized Blast for use in its discretion on the thirtieth (30th) day after Reorganized Blast or the Disbursing Agent files a notice with the Bankruptcy Court setting forth information regarding the holders whose distributions are unclaimed or undeliverable and the amount of such distributions (if Cash) or a description of the property to be distributed.  In such event, such Entity’s Claim or Interest shall no longer be deemed to be Allowed and such Entity shall be deemed to have forever waived its rights to such payments or distributions under the Plan pursuant to section 1143 of the Bankruptcy Code.

D. Withholding of Taxes.
The Disbursing Agent shall withhold from any assets or property distributed under the Plan any assets or property which must be withheld for foreign, federal, state, and local taxes payable with respect thereto or payable by the Person entitled to such assets to the extent required by applicable law.
E. Disputed Claims and Determination of Disputed Claims.
Only Claims that are Allowed shall be entitled to distributions under the Plan.  A Claim which is not a Disputed Claim in its entirety shall be considered a Disputed Claim only to the extent of the portion thereof which is disputed, and shall be considered an Allowed Claim as to the undisputed portion thereof.  The Debtors reserve the right to contest and object to any Claims asserted against the Debtors, including any Claims not listed in the Debtors’ Schedules, listed therein as disputed, contingent and/or unliquidated in amount or listed therein at a lesser amount than asserted in a Proof of Claim.
F. Objection Deadline.
As soon as practicable, but in no event later than thirty (30) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, Reorganized Blast and Reorganized Eagle shall file objections to Claims with the Bankruptcy Court; provided, however, that Reorganized Blast or Reorganized Eagle may seek to extend such period (or to extend further any extended period) for cause.

G. Prosecution of Objections.
After the Effective Date, only Reorganized Blast and Reorganized Eagle, in their sole discretion, shall have authority to file objections to Claims and to litigate to judgment, settle, or withdraw such objections to Disputed Claims.  The failure of the Debtors prior to Confirmation to object to a Claim for purposes of voting on the Plan shall in no way be deemed to be a waiver of the right of the Reorganized Debtors to object to such Claim in whole or in part.
H. Distribution Reserve.
Notwithstanding all references in the Plan to Claims that are Allowed, in undertaking the calculations concerning Allowed Claims under the Plan, including the determination of the amount or number of distributions due to the holders of Allowed Claims, each Disputed Claim shall be treated as if it were an Allowed Claim, except that if the Bankruptcy Court estimates, pursuant to Section 502(c) of the Bankruptcy Code, the likely portion of a Disputed Claim to be Allowed or authorized or otherwise determines the amount or number which would constitute a sufficient reserve for a Disputed Claim (which estimates and determinations may be requested by the Debtor, the Reorganized Blast, Reorganized Eagle or the Disbursing Agent), such estimated amount or number as determined by the Bankruptcy Court shall be used as to such Claim for purposes of both reserve and distribution.  The Cash distributions due in respect of Disputed Claims based on the calculations required by the Plan shall be reserved for the holders of Disputed Claims and deposited in the Disputed Claims Reserve.

I. Distribution After Resolution of Disputed Claims.
After an objection to a Disputed Claim is withdrawn, resolved by agreement, or determined by Final Order, the distributions due on account of any resulting Allowed Claim shall be made by the Disbursing Agent, provided that any distribution of Cash shall be made from the Disputed Claims Reserve.  Such distribution shall be made on the Distribution Date or as otherwise provided in the Plan.
Should a finally Allowed Claim of a holder otherwise entitle the holder to a Cash distribution in an amount in excess of the undistributed assets in the Disputed Claims Reserve, unless the Reorganized Debtor elects to pay such holder sooner, the holder shall receive, for the shortfall in the reserve to pay amounts already due, a three (3) year straight note from Reorganized Blast for such amount bearing five percent (5%) per annum simple interest from the date of the resolution of the Disputed Claim and in no event shall such holder have recourse to any payments or distributions theretofore made to or for the benefit of any holder of a Claim hereunder.

After an objection to such a Disputed Claim is sustained in whole or in part by a Final Order or by agreement such that the Disputed Claim is Disallowed in whole or in part, (1) any amount held in the Disputed Claims Reserve in respect of the particular Disputed Claim (in excess of the distributions due on account of any resulting Allowed Claim) shall be returned by the Disbursing Agent to the Reorganized Debtors shall become the property of the Reorganized Debtors and may be used by the Reorganized Debtors in any manner not inconsistent with this Plan.

XIII.

RETENTION OF JURISDICTION

A. Jurisdiction.
Until the Reorganization Cases are closed, the Bankruptcy Court shall retain the fullest and most extensive jurisdiction permissible, including all jurisdiction necessary to ensure that the purposes and intent of the Plan are carried out.  Except as otherwise provided in the Plan, the Bankruptcy Court shall retain jurisdiction to hear and determine all Claims against and Interests in the Debtors, and to adjudicate and enforce all other causes of action that may exist on behalf of the Debtors.
o General Retention.
Following the Confirmation of the Plan, the administration of the Reorganization Cases will continue until the Effective Date.  The Bankruptcy Court shall also retain jurisdiction for the purpose of classification of any Claim and the re-examination of Claims which have been Allowed for purposes of voting, and the determination of such objections as may be filed with the Bankruptcy Court with respect to any Claim.

B. Specific Purposes.
In addition to, and without limitation of, the foregoing, the Bankruptcy Court shall retain jurisdiction for the following specific purposes after Confirmation:
to modify the Plan after Confirmation pursuant to the provisions of the Bankruptcy Code and the Bankruptcy Rules;
to correct any defect, cure any omission, reconcile any inconsistency, or make any other necessary changes or modifications in or to the Plan, any Plan Documents, or the Confirmation Order as may be necessary to carry out fully the purposes and intent of the Plan, including the adjustment of the date(s) of performance under the Plan Documents in the event that the Effective Date does not occur as provided herein so that the intended effect of the Plan may be substantially realized thereby;
to assure the performance by the Disbursing Agent of the obligations to make distributions under the Plan;
to enforce and interpret the terms and conditions of the Plan Documents;
to enter such orders or judgments, including, but not limited to, injunctions (i) as are necessary to enforce the title, rights, and powers of the Debtors, Reorganized Blast and Reorganized Eagle and (ii) unless otherwise provided in the Plan, as are necessary to enable holders of Claims to pursue their rights against any Entity that may be liable therefor pursuant to applicable law or otherwise, including, but not limited to, Bankruptcy Court orders;

to hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes, tax benefits, and similar or related matters with respect to the Debtors, Reorganized Eagle or Reorganized Blast arising on or prior to the Effective Date, arising on account of transactions contemplated by the Plan Documents, or relating to the period of administration of the Reorganization Cases;
to allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense, the resolution of any objections to the allowance or priority of Claims or Interests, or the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan;
to hear and determine disputes and controversies with respect to the validity, perfection, or enforceability of any pre-petition or post-petition Liens;
to hear and determine all applications for compensation of professionals and reimbursement of expenses under sections 330, 331, or 503(b) of the Bankruptcy Code;
to hear and determine any causes of action arising during the period from the Petition Date through the Effective Date;
to hear and determine any cause of action in any way related to the Plan Documents or the transactions contemplated thereby, against the Debtors, Reorganized Blast, Reorganized Eagle and their respective officers, directors, stockholders, employees, members, attorneys, accountants, financial advisors, representatives, and agents;
to hear and determine the Hallwood Litigation and the Quicksilver Litigation;

to hear and determine any and all motions pending as of Confirmation for the rejection, assumption, or assumption and assignment of executory contracts or unexpired leases and the allowance of any Claim resulting therefrom, and resolve any matters related thereto;
to hear and determine such other matters and for such other purposes as may be provided in the Confirmation Order;
(xv)           to hear and determine all questions and disputes regarding, and to enforce terms and provisions of, the Settlement Agreement, the Asset Purchase Agreement and the Sale Order;
to consider and act on the compromise and settlement of any Claim against or Interest in the Debtors or their Estates including, without limitation, any disputes relating to the Administrative Claims Bar Date and the Bar Date; and
to hear and determine all questions and disputes regarding title to the assets of the Debtors or their Estates.
C. Failure of Bankruptcy Court to Exercise Jurisdiction.
If the Bankruptcy Court abstains or exercises discretion not to hear any matter within the scope of its jurisdiction, nothing herein shall prohibit or limit the exercise of jurisdiction by any other tribunal having competent jurisdiction over such matter.
XIV.

MISCELLANEOUS

A. Revocation of Plan.
The Debtors reserve the right to revoke and withdraw the Plan before the entry of the Confirmation Order.  If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then, with respect to all parties in interest, the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or such Entity in any further proceedings involving the Debtors.

B. Modification of Plan.
The Debtors may propose amendments to or modifications of the Plan under section 1127 of the Bankruptcy Code at any time prior to the Confirmation Date.  After Confirmation, the Debtors, Reorganized Eagle and/or Reorganized Blast may remedy any defects or omissions or reconcile any inconsistencies in the Plan or the Confirmation Order or any other order entered for the purpose of implementing the Plan in such manner as may be necessary to carry out the purposes and intent of the Plan as long as the interests of  holders of Allowed Claims are not adversely affected.
C. Modification of Payment Terms.
The Debtors, Reorganized Eagle and/or Reorganized Blast reserve the right to modify the treatment of any Allowed Claim, as provided in section 1123(a)(4) of the Bankruptcy Code, at any time after the Effective Date upon the consent of the holder of such Allowed Claim.
D. Section 1145 Exemption.
The provisions of Section 5 of the Securities Act of 1933 and any state and local laws requiring registration for offer or sale of a security do not apply to any securities issued pursuant to the Plan and for the considerations stated in Section 1145(a) of the Bankruptcy Code. unless the transferor of any such securities is deemed to be an “underwriter” within the meaning of the provisions of section 1145(b) of the Bankruptcy Code. However, any securities being issued under the Plan, whether Common Stock, Convertible Preferred Stock, Warrants or options, that are not issued in exchange for an existing Claim or Interest are not entitled to the benefits of the exemptions provided for in Section 1145 of the Bankruptcy Code.

E. Entire Agreement.
The Plan Documents set forth the entire agreement and undertakings relating to the subject matter thereof and supersede all prior discussions and documents.  No Entity shall be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein or as may hereafter be agreed to by the parties in writing.
F. Severability.
If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
G. Rules of Construction.
Where used in the Plan, a word or phrase appearing in the singular shall be interpreted as appearing in the plural, and vice versa, if the context or circumstances require.
H. Successors and Assigns.
The terms of the Plan shall be binding on and inure to the benefit of successors and assigns of the original parties bound to or entitled to benefits under such Plan.

I. Headings.
Headings are utilized in the Plan for convenience and reference only and shall not constitute a part of the Plan for any other purpose.
J. Administrative Claims Bar Date.
Unless otherwise ordered by the Bankruptcy Court, the bar date for Administrative Claims shall be the first Business Day that is forty-five (45) days after the Effective Date.  Claimants holding Administrative Claims against the Debtors not paid on the Effective Date must submit a Request for Payment of Administrative Expense on or before such bar date.  The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 2002 and 3020(c) will set forth such date and constitute notice of the Administrative Claims Bar Date.  Reorganized Blast, Reorganized Eagle and any other party in interest will have thirty (30) days after the Administrative Claims Bar Date to review and object to such Claims before a hearing for determination of such Administrative Claims is held by the Bankruptcy Court, provided that such thirty day period of review may be extended by the Bankruptcy Court upon the request of Reorganized Blast.
K. Governing Law.
Except to the extent that federal law (including, but not limited to, the Bankruptcy Code and the Bankruptcy Rules) is applicable or where the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to its principles of conflicts of law.
L. Consent to Jurisdiction.
Upon default under the Plan, the Debtors and Reorganized Blast consent to the jurisdiction of the Bankruptcy Court, or any successor thereto, and agree that it shall be the preferred forum for all proceedings relating to such default.
M. Setoffs.
Subject to the limitations provided in section 553 of the Bankruptcy Code, the Debtors and/or Reorganized Debtor may, but shall not be required to, setoff against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such holder.  With respect to any Intercompany Claims, the payments or other distributions to be made pursuant to the Plan in respect of any pre-petition Claim of an Affiliate of the Debtors shall be setoff against any post-petition Claim of the Debtors, provided however, if such setoff results in a net Claim owing from an Affiliate to a Debtor such Debtor waives and releases such Claim against the Affiliate.

N. Non-Debtor Waiver of Rights.
Non-debtor parties shall have the right to voluntarily waive any rights, benefits or protections that are afforded to them under the provisions of the Plan or any order issued in furtherance of the Plan, and such waiver shall supersede such rights, benefits or protections.  Any such waiver shall only be effective if such party expressly and specifically waives in writing one or more of such rights, benefits or protections.
O. Professional Fees.
Subject to Article 9.15 of the Plan, payment of fees and expenses incurred after the Effective Date in connection with the Chapter 11 Cases of the Debtors and their Affiliates by professionals retained pursuant to sections 327, 328, and 1103 of the Bankruptcy Code shall not be subject to approval by the Bankruptcy Court and may be paid by Reorganized Blast in the ordinary course as those obligations become due.
P. Filing of Additional Documents.
On or before the Effective Date, the Debtors may file with the Bankruptcy Court such other agreements and/or other documents as may be necessary to further evidence the terms and conditions of the Plan.

Q. Notices
.  All notices, requests, or demands in connection with the Plan shall be in writing and shall be mailed or electronically transmitted to:
If to the Debtors-in-Possession or Reorganized Debtor:

Blast Energy Services, Inc.
Attn:  John O’Keefe
14550 Torrey Chase Boulevard
Suite 330
Houston, TX  77014
Email:  john@blast-es.com

with a copy to:

H. Rey Stroube, III
710 Buckingham Drive
Houston, Texas  77024
Facsimile:  (713) 688-4331
Email:  rstroube@houston.rr.com

If to the Creditors Committee:

Akin Gump Strauss Hauer & Feld LLP
Attn:  S. Margie Venus
1111 Louisiana Street, 44th Floor
Houston, Texas  77002
Facsimile:  (713) 236-0822
Email:  svenus@akingump.com

If to the United States Trustee:

Office of the United States Trustee
Attn:  Ellen Hickman
U.S. Department of Justice
515 Rusk Avenue, Third Floor
Houston, Texas  77002
Facsimile:  (713) 718-4680
Email:  ellen.hickman@usdoj.gov

If to Laurus to:

Laurus Master Fund Ltd.
Attn: Brendan Phalen
335 Madison Avenue, 10th Floor
New York, NY 10017
Telephone: 212-541-5800
Facsimile: 212-541-4434

with a copy to:

Stuart Komrower, Esq.

Cole, Schotz, Meisel, Forman & Leonard, P.A.

25 Main Street

Hackensack, NJ  07601

201.525.6331 direct dial

201.678-6331 direct fax

and

Warner Stevens, L.L.P.
301 Commerce Street,  Suite 1700
Fort Worth, Texas 76102
Attention: Michael D. Warner, Esq.
Telephone: 817-810-5250
Facsimile: 817-810-5255

Dated: September 11, 2007

Signatures
This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be deemed one and the same instrument.

Blast Energy Services, Inc

By: /s/ John O’Keefe

Eagle Domestic Drilling Operations LLC

By: /s/ John O’Keefe

By:  H. Rey Stroube, III
H. Rey Stroube, III
State Bar No. 19422000
710 Buckingham Drive
Houston, Texas  77024
Telephone:  (713) 688-4331
rstroube@houston.rr.com (e-mail)

ATTORNEY FOR BLAST ENERGY SERVICES, INC.
EAGLE DOMESTIC DRILLING OPERATIONS LLC, DEBTORS.

ANNEX 1

EAGLE JUNIOR SECURED NOTE
$ 234,000 Total Indebtedness

1. Borrower	Reorganized Blast
2. Amount	$234,000, approximately
3. Collateral
Lien on proceeds of the Hallwood Litigation and Quicksilver Litigation subject and subordinate to the Laurus Lien.  No exercise of any rights or remedies with respect to the collateral unless and until the Laurus Retained Claim is paid in full.

4. Maturity	5 years after the effective date of Blast’s Plan any remaining unpaid principal or interest is due and payable
5. Repayment
Prior to the Maturity Date principal payments shall be made from 25% of the Net Proceeds of the Hallwood Litigation and the Quicksilver Litigation within ten (10) business days from the receipt of any such Net Proceeds. After the Laurus Retained Claim is paid in full payments, will be made on the Eagle Junior Secured Notes from 90% of the Net Proceeds within ten (10) business days from the receipt of any such Net Proceeds.

6. Interest rate	8% per annum; interest payable semi-annually .
7. Optional Prepayment	Blast may prepay the Eagle Junior Secured Notes at any time, without premium or penalty.
9. Covenants
Affirmative and negative covenants customary for a credit and note structure of this type, including, but not limited to, incurrence of indebtedness, debt to net worth ratio, fixed charge coverage ratio, distributions, sale of assets, encumbrances, and merger and consolidation.

10. Assignability	none
11. Payment Dates	within ten (10) business days after receipt of Net Proceeds

ANNEX 2
BLAST JUNIOR SECURED NOTE
$ 917,000 Total Indebtedness

1. Borrower	Reorganized Blast
2. Amount	$917,000, approximately
3. Collateral
Lien on proceeds of the Hallwood Litigation and Quicksilver Litigation subject and subordinate to the Laurus Lien, and to the Lien securing the Eagle Junior Secured Note.  No exercise of any rights or remedies with respect to the collateral unless and until the Laurus Retained Claim is paid in full.

4. Maturity	5 years after the effective date of Blast’s Plan any remaining unpaid principal or interest is due and payable
5. Repayment
Prior to the Maturity Date and after the Eagle Junior Secured Notes are paid in full, but prior to the payment in full of the Laurus Retained Claim principal payments shall be made from 25% of the Net Proceeds of the Hallwood Litigation and the Quicksilver Litigation within ten (10) business days from the receipt of any such Net Proceeds. After the Laurus Retained Claim and the Eagle Junior Secured Notes are paid in full, payments will be made on the Blast Junior Secured Notes from 90% of the Net Proceeds within ten (10) business days from the receipt of any such Net Proceeds.

6. Interest rate	8% per annum; interest payable semi-annually after the Laurus Retained Claim is paid in full.
7. Optional Prepayment	Blast may prepay the Blast Junior Secured Notes at any time, without premium or penalty.
9. Covenants
Affirmative and negative covenants customary for a credit and note structure of this type, including, but not limited to, incurrence of indebtedness, debt to net worth ratio, fixed charge coverage ratio, distributions, sale of assets, encumbrances, and merger and consolidation.

10. Assignability	none
11. Payment Dates	periodic, depending on litigation recoveries